EXHIBIT 99
T. ROWE PRICE BOARD APPROVES INCREASE IN STOCK REPURCHASE
AUTHORIZATION, DECLARES QUARTERLY DIVIDEND
BALTIMORE (June 5, 2008) – The Board of Directors of T. Rowe Price Group (NASDAQ-GS: TROW) today approved a 15 million share increase in the company’s authorization to repurchase its common stock. This brings the total repurchase authorization to more than 21.1 million shares.
The Board of Directors also declared a quarterly dividend of $0.24 per share which will be paid on June 27, 2008 to stockholders of record as of the close of business on June 16, 2008.
Founded in 1937, Baltimore-based T. Rowe Price Group is a global investment management organization with $378.6 billion in assets under management as of March 31, 2008. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.
###